Exhibit 99.1

SKYLINE CHAMPION ANNOUNCES FOURTH QUARTER AND FULL YEAR FISCAL 2021 RESULTS

Troy, Michigan, May 25, 2021 / Business Wire/ -- Skyline Champion Corporation (NYSE: SKY) (“Skyline Champion”) today announced financial results for its fourth quarter and full year ended April 3, 2021 (“fiscal 2021”).  Results included an extra week during the fourth quarter of fiscal 2021 compared to the year ago period.

Fourth Quarter Fiscal 2021 Highlights (compared to Fourth Quarter Fiscal 2020)

•	Net sales increased 48.6% to $447.6 million
•	U.S. factory-built homes sold increased 28.7% to 5,923
•	Total backlog increased 573.7% to $858.6 million
•	Average selling price (“ASP”) per U.S. home sold increased 11.6% to $67,200
•	Gross profit margin expanded by 220 basis points to 22.1%
•	Net income increased by 465.0% to $33.9 million
•	Earnings per share (“EPS”) increased to $0.60 from $0.11
•	Adjusted EBITDA increased 155.4% to $51.2 million
•	Adjusted EBITDA margin expanded by 470 basis points to 11.4%
•	Net cash provided by operating activities increased to $50.1 million
•	Completed the acquisition of ScotBilt Homes

“I am very proud of Skyline Champion’s accomplishments in the challenging environment experienced during fiscal 2021, as we finished the year with very strong quarterly results,” said Mark Yost, Skyline Champion’s President and Chief Executive Officer. “During the year the team’s exceptional efforts allowed the Company to increase production in response to surging demand despite a challenging operating environment, while remaining focused on the health and safety of all our employees and partners. In addition, we were able to leverage our strong balance sheet and complete the acquisition of ScotBilt Homes, helping to broaden our footprint and add efficient manufacturing facilities to our operations. Demand for affordable housing solutions accelerated over the past year, and with our investments to simplify the customer buying experience, automate and increase capacity, Skyline Champion is in an amazing position to capitalize on this demand.”

Exhibit 99.1

Fourth Quarter Fiscal 2021 Results

Net sales for the fourth quarter fiscal 2021 increased 48.6% to $447.6 million compared to the prior-year period. The number of U.S. factory-built homes sold in the fourth quarter fiscal 2021 increased 28.7% to 5,923 compared to the prior year fourth quarter, as a result of strong demand and increased production levels. The ASP per U.S. home sold increased 11.6% to $67,200 due to price increases in response to rising material costs. The number of Canadian factory-built homes sold in the quarter increased to 419 homes compared to 130 homes in the prior-year period due to stronger demand and improved production levels. Total backlog for Skyline Champion was $858.6 million as of April 3, 2021 compared to $127.5 million as of March 28, 2020. Backlog increased $370.1 million during the quarter compared to a decrease of $5.6 million in the fourth quarter fiscal 2020 driven by strong order levels that have outpaced production and the acquisition of ScotBilt Homes, LLC and related companies.

Gross profit increased by 65.2% to $99.1 million in the fourth quarter fiscal 2021 compared to the prior-year period. Gross profit margin was 22.1% of net sales, a 220 basis point expansion compared to 19.9% in the fourth quarter fiscal 2020. The increase in the gross profit margin was driven by higher sales growth due to higher volume and pricing as well as operational efficiencies.

Selling, general, and administrative expenses (“SG&A”) in the fourth quarter fiscal 2021 increased to $52.5 million from $47.2 million in the same period last year. Lower expenses due to decreased travel and marketing were more than offset by higher variable compensation and investment in the company’s online customer experience platform.

Net income for the fourth quarter fiscal 2021 was $33.9 million, a significant improvement compared to net income of $6.0 million during the same period of the prior year. The increase in net income was mainly driven by the increase in sales and gross profit.

Adjusted EBITDA for the fourth quarter fiscal 2021 increased by 155.4% to $51.2 million compared to the fourth quarter fiscal 2020 primarily driven by an increase in net sales. Adjusted EBITDA margin expanded by 470 basis points to 11.4% due to higher sales growth and operational improvements.

As of April 3, 2021, Skyline Champion had $262.6 million of cash and cash equivalents.

Full Year Fiscal 2021 Financial Highlights

For fiscal 2021, net sales were $1,420.9 million which represents an increase of 3.7%, or $51.2 million, compared to fiscal 2020. Full year fiscal 2021 results included an extra week compared to fiscal year 2020 as well as revenue related to the ScotBilt acquisition and U.S. housing ASP growth of 3.9%.

Gross profit increased $8.7 million or 3.1% to $287.7 million for fiscal 2021, compared to $279.0 million for the prior year period. Gross profit margin decreased by 20 basis points to 20.2% of net sales for fiscal 2021, compared to fiscal 2020 primarily due to raw material inflation and extended employee benefits in the early months of the COVID-19 pandemic.

SG&A decreased to $178.9 million for fiscal 2021, compared to $192.5 million in the prior year period primarily due to lower travel and marketing-related expenses.

Net income for fiscal 2021 was $84.9 million compared to net income of $58.2 million for fiscal 2020, an increase of $26.7 million or 46.0% due to an increase in operating income and a decrease in income tax expense.

Adjusted EBITDA for fiscal 2021 increased by 17.8% to $134.8 million, compared to $114.4 million for fiscal 2020.

Exhibit 99.1

Conference Call and Webcast Information:

Skyline Champion management will host a conference call tomorrow, May 26, 2021, at 8:00 a.m. Eastern Time, to discuss Skyline Champion’s financial results and an update on current operations.

Investors and other interested parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of Skyline Champion’s website at http://skylinechampion.com. The online replay will be available on the same website immediately following the call.

The conference call can also be accessed by dialing (877) 407-4018 (domestic) or (201) 689-8471 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13719421. The replay will be available until 11:59 P.M. Eastern Time on June 9, 2021.

About Skyline Champion Corporation:

Skyline Champion Corporation (NYSE: SKY) is the largest independent, publicly traded, factory-built housing company in North America and employs approximately 7,700 people.  With almost 70 years of homebuilding experience and 40 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with a leading portfolio of manufactured and modular homes, ADUs, park-models and modular buildings for the single-family, multi-family, hospitality, senior and workforce housing sectors.

In addition to its core home building business, Skyline Champion operates a factory-direct retail business, Titan Factory Direct, with 18 retail locations spanning the southern United States, and Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Skyline Champion builds homes under some of the most well know brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Genesis Homes, Athens Park Models, Dutch Housing, Excel Homes, Homes of Merit, New Era, Redman Homes, ScotBilt Homes, Shore Park, Silvercrest, Titan Homes in the U.S. and Moduline and SRI Homes in western Canada.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) throughout this press release, Skyline Champion has provided non-GAAP financial measures—Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings Per Share (including dilutive securities, if any)—which present operating results on a basis adjusted for certain items. Skyline Champion uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. Skyline Champion believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that Skyline Champion believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of Skyline Champion’s financial results in accordance with U.S. GAAP.

Skyline Champion defines Adjusted EBITDA as net income or loss plus (a) the provision for income taxes, (b) interest expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) equity-based compensation awards granted before December 31, 2018, (f) restructuring charges, (g) impairment of assets, and (h) other non-operating costs including those for the acquisition and integration of businesses. Adjusted EBITDA is not a measure of earnings calculated in accordance

Exhibit 99.1

with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss, net sales, operating income or earnings per share prepared on a U.S. GAAP basis. Skyline Champion believes that Adjusted EBITDA is commonly used by investors to evaluate its performance and that of its competitors. However, Skyline Champion’s use of Adjusted EBITDA may vary from that of others in its industry. Adjusted EBITDA is reconciled from the respective measure under U.S. GAAP in the tables below. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by net sales reported in the statement of operations. Adjusted EPS is calculated as net income or loss plus (a) equity-based compensation awards granted before December 31, 2018, (b) restructuring charges, (c) impairment of assets, and (d) other non-operating costs including those for the acquisition and integration of businesses, including the related tax effect, if any, on these items.

Forward-Looking Statements

Statements in this press release, including certain statements regarding Skyline Champion’s strategic initiatives, and future market demand are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of words such as "believe," "expect," "future," "anticipate," "intend," "plan," "foresee," "may," "could," "should," "will," "potential," "continue," or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline Champion. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include regional, national and international economic, financial, public health and labor conditions, and the following: the COVID-19 pandemic, which has had, and could continue to have, significant adverse effects on us; the impact of recent political instability and social unrest on economic conditions generally; the cyclicality and seasonality of the housing industry and its sensitivity to changes in general economic or other business conditions; demand fluctuations in the housing industry; supply-related issues; labor-related issues; the possible unavailability of additional capital when needed; competition and competitive pressures; changes in consumer preferences for our products or our failure to gauge those preferences; quality problems, including the quality of parts sourced from suppliers and related liability and reputational issues; data security breaches, cybersecurity attacks, and other information technology disruptions; the extensive regulation affecting the production and sale of factory-built housing and the effects of possible changes in laws with which we must comply; the potential impact of natural disasters on sales and raw material costs; the risks associated with mergers and acquisitions; the prices and availability of materials; periodic inventory adjustments by, and changes to relationships with, independent retailers; changes in interest and foreign exchange rates; insurance coverage and cost issues; the possibility that all or part of our goodwill might become impaired; the possibility that our risk management practices may leave us exposed to unidentified or unanticipated risks; and other risks set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section, and other sections, as applicable, in our Annual Reports on Form 10-K, including our Annual Report on Form 10-K for the fiscal year ended March 28, 2020 previously filed with the Securities and Exchange Commission (“SEC”), as well as in our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, filed with or furnished to the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, then the developments and future events concerning Skyline

Exhibit 99.1

Champion set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Skyline Champion assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Investor contact information:

Name: Kevin Doherty

Email: investorrelations@championhomes.com

Phone: (248) 614-8211

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited, dollars and shares in thousands)

	April 3,2021	March 28,2020

ASSETS
Current assets:
Cash and cash equivalents	$ 262,581	$ 209,455
Trade accounts receivable, net	57,481	45,733
Inventories, net	166,113	126,386
Other current assets	13,592	17,239
Total current assets	499,767	398,813
Long-term assets:
Property, plant, and equipment, net	115,140	109,291
Goodwill	191,803	173,521
Amortizable intangible assets, net	58,835	43,357
Deferred tax assets	19,914	21,812
Other noncurrent assets	32,443	34,906
Total assets	$ 917,902	$ 781,700
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Floor plan payable	$ 25,733	$ 33,914
Accounts payable	57,214	38,703
Other current liabilities	180,695	114,030
Total current liabilities	263,642	186,647
Long-term liabilities:
Long-term debt	39,330	77,330
Deferred tax liabilities	4,280	3,264
Other	42,039	40,144
Total long-term liabilities	85,649	120,738

Stockholders' Equity:
Common stock	1,569	1,570
Additional paid-in capital	491,668	485,552
Retained earnings (accumulated deficit)	82,898	(48)
Accumulated other comprehensive loss	(7,524)	(12,759)
Total stockholders' equity	568,611	474,315
Total liabilities and stockholders' equity	$ 917,902	$ 781,700

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

CONSOLIDATED INCOME STATEMENTS

(Unaudited, dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	April 3, 2021	March 28, 2020	April 3, 2021	March 28, 2020

Net sales	$ 447,649	$ 301,145	$ 1,420,881	$ 1,369,730
Cost of sales	348,534	241,161	1,133,186	1,090,755
Gross profit	99,115	59,984	287,695	278,975
Selling, general, and administrative expenses	52,470	47,166	178,936	192,520
Operating income	46,645	12,818	108,759	86,455
Interest expense, net	647	382	3,248	1,401
Other expense (income)	1,104	—	(5,889)	—
Income before income taxes	44,894	12,436	111,400	85,054
Income tax expense	11,008	6,438	26,501	26,894
Net income	$ 33,886	$ 5,998	$ 84,899	$ 58,160
Net income per share:
Basic	$ 0.60	$ 0.11	$ 1.50	$ 1.03
Diluted	$ 0.59	$ 0.11	$ 1.49	$ 1.02

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, dollars in thousands)

	Twelve Months Ended
	April 3, 2021	March 28, 2020
Cash flows from operating activities
Net income	$ 84,899	$ 58,160
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,704	18,546
Amortization of deferred financing fees	506	510
Fair market value adjustment for asset classified as held for sale	—	986
Property, plant, and equipment impairment charge	—	550
Equity-based compensation	6,037	8,349
Deferred taxes	3,588	11,796
(Gain) loss on disposal of property, plant, and equipment	(61)	239
Foreign currency transaction (gain) loss	(519)	235
Change in assets and liabilities:
Accounts receivable	(9,305)	11,901
Inventories	(31,030)	(4,491)
Prepaids and other assets	967	(10,616)
Accounts payable	16,371	(4,606)
Accrued expenses and other liabilities	64,740	(14,816)
Net cash provided by operating activities	153,897	76,743
Cash flows from investing activities
Additions to property, plant, and equipment	(8,016)	(15,389)
Acquisition of a business, net of cash acquired	(52,548)	—
Proceeds from disposal of property, plant, and equipment	1,927	196
Proceeds from sale of held for sale asset	—	1,100
Proceeds from life insurance policy	1,829	—
Net cash used in investing activities	(56,808)	(14,093)
Cash flows from financing activities
Changes in floor plan financing, net	(8,181)	592
Borrowings on revolving debt facility	—	38,000
Payments on revolving debt facility	(38,000)	(15,000)
Stock option exercises	55	112
Tax payment for equity-based compensation	(1,687)	(2,135)
Net cash used in financing activities	(47,813)	21,569
Effect of exchange rate changes on cash, and cash equivalents	3,850	(1,398)
Net increase in cash and cash equivalents	53,126	82,821
Cash and cash equivalents at beginning of period	209,455	126,634
Cash and cash equivalents at end of period	$ 262,581	$ 209,455

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended			Twelve Months Ended
	April 3, 2021	March 28, 2020	Change	April 3, 2021	March 28, 2020	Change
Reconciliation of Adjusted EBITDA:
Net income	$ 33,886	$ 5,998	$ 27,888	$ 84,899	$ 58,160	$ 26,739
Income tax expense	11,008	6,438	4,570	26,501	26,894	(393)
Interest expense, net	647	382	265	3,248	1,401	1,847
Depreciation and amortization	4,629	4,652	(23)	17,704	18,546	(842)
EBITDA	50,170	17,470	32,700	132,352	105,001	27,351
Equity-based compensation (for awards granted prior to December 31, 2018)	—	970	(970)	1,359	4,576	(3,217)
Transaction costs	1,044	—	1,044	1,044	—	1,044
Acquisition integration costs	—	737	(737)	—	2,674	(2,674)
Restructuring charges	—	—	—	—	366	(366)
Impairment charges and other	—	877	(877)	—	1,747	(1,747)
Adjusted EBITDA	$ 51,214	$ 20,054	$ 31,160	$ 134,755	$ 114,364	$ 20,391

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EARNINGS PER SHARE

(Unaudited, dollars and shares in thousands, except per share amounts)

(Certain amounts shown net of tax, as applicable)

	Three Months Ended		Twelve Months Ended
	April 3, 2021	March 28, 2020	April 3, 2021	March 28, 2020

Net income	$ 33,886	$ 5,998	$ 84,899	$ 58,160
Adjustments:
Equity-based compensation (for awards granted prior to December 31, 2018)	—	1,003	1,128	4,003
Transaction costs	1,044	—	1,044	—
Acquisition integration costs	—	555	—	2,014
Restructuring charges	—	—	—	276
Impairment charges	—	414	—	1,139
Adjusted net income	34,930	7,970	87,071	65,592
Less: Undistributed earnings allocated to participating securities	—	20	77	193
Adjusted net income attributable to the Company's common shareholders	$ 34,930	$ 7,950	$ 86,994	$ 65,399

Adjusted basic net income per share	$ 0.62	$ 0.14	$ 1.54	$ 1.16
Adjusted diluted net income per share	$ 0.61	$ 0.14	$ 1.53	$ 1.15

Average basic shares outstanding	56,703	56,532	56,648	56,516
Average diluted shares outstanding	56,967	56,785	56,967	56,762